NEWS RELEASE

FOR MORE INFORMATION CONTACT:                    Maecey Castle
Vice-President
Director of Corporate Communications
541 686-8685

http://www.therightbank.com
E-mail:  banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL PROMOTES ULRICH TO EXECUTIVE VICE PRESIDENT
Experienced human resources director recognized for leadership in strategic initiatives.

EUGENE, Ore, November 24, 2008 --- Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, has announced the promotion of Rachel Ulrich to executive vice-president. Ulrich, human resources director, leads the bank’s personnel initiatives.

"Since joining Pacific Continental Bank earlier this year, Rachel has demonstrated exceptional leadership skills; her significant contributions greatly enhance our ability to provide strategic, forward-thinking practices surrounding our human resource activities,” said Roger Busse, president and chief operating officer.

Prior to joining Pacific Continental, Ulrich served twelve years as the executive vice-president and director of human resources for First Defiance Financial Corporation in Ohio, a $1.8 Billion bank, where she led the human resource expansion of the company through four acquisitions and substantial regional growth. Ulrich earned an Executive MBA from Bowling Green State University along with a Bachelor of Arts degree in Organizational Management from Bluffton College. Prior to her banking career, Ulrich was HR director for a business graphics corporation. In 2001, she received her Senior Professional in Human Resource (SPHR) certification from the Society for Human Resource Management. Additionally, Ulrich served as a mediator for the Victim/Offender Reconciliation Program and continues to participate in a variety of civic activities.

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region's largest metropolitan areas including Seattle, Portland, and Eugene. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations; and provides private banking services for business owners and executives. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-four years.

Since its founding in 1972 Pacific Continental Bank has been honored with numerous awards from business and community organizations: in June 2008 – for the seventh consecutive year - the Seattle Times named Pacific Continental to its  “Northwest 100” ranking of top publicly rated companies in the Pacific Northwest; in February 2008, Oregon Business magazine recognized Pacific Continental as the top ranked financial institution to work for in the state, marking the eighth consecutive year Pacific Continental has been recognized as one of the Top 100 Companies to Work for In Oregon; and in 2007, The Portland Business Journal recognized Pacific Continental as One of the Ten Most Admired Companies in Oregon.

Pacific Continental Corporation's shares are listed on the NASDAQ Global Select Market under the symbol "PCBK”; additionally, PCBK is listed in the Russell 2000 Index. Supplementary information about Pacific Continental can be found online at www.therightbank.com.

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